United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                  Schedule 13G
                                 (Rule 13-d-102)

            Information statement pursuant to rules 13-d-1 and 13-d-2
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                           ONYX PHARMACEUTICALS, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                    683399109
                    -----------------------------------------
                                 (CUSIP Number)

CUSIP No. 683399109                                                                      Page 2 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group          --- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        N/A
Person With
                                                     (7)      Sole Dispositive Power     See Item 4

                                                     (8)      Shared Dispositive Power   N/A

 (9)   Aggregate Amount Beneficially Owned By Each Reporting Person  --- Please see Item 4 and Attachment A

(10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares --- Not Applicable

(11)   Percent Of Class Represented By Amount In Row (11)     Exit Filing

(12)   Type Of Reporting Person    N/A


CUSIP No.683399109                                                                       Page 3 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners, L.P.
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group  --- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power           See Item 4
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         N/A
Person With
                                                     (7)       Sole Dispositive Power     See Item 4

                                                     (8)      Shared Dispositive Power    N/A

 (9)     Aggregate Amount Beneficially Owned By Each Reporting Person ---- Please see Item 4 and Attachment A

(10)     Check If The Aggregate Amount In Row (11) Excludes Certain Shares --- Not Applicable

(11)     Percent Of Class Represented By Amount In Row (11)         Exit Filing

(12)     Type Of Reporting Person     N/A

CUSIP No. 683399109                                                                      Page 4 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management Partners, LLC.
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group         --- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        N/A
Person With
                                                     (7)      Sole Dispositive Power     See Item 4

                                                     (8)      Shared Dispositive Power   N/A

(9)      Aggregate Amount Beneficially Owned By Each Reporting Person  --- Please see Item 4 and Attachment A

(10)     Check If The Aggregate Amount In Row (11) Excludes Certain Shares  --- Not Applicable

(11)     Percent Of Class Represented By Amount In Row (11)     Exit Filing

(12)     Type Of Reporting Person   N/A


CUSIP No. 683399109                                                                       Page 5 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Onyx Chase Partners (Alta Bio), LLC
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group          ---- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power          See Item 4
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        N/A
Person With
                                                     (7)      Sole Dispositive Power     See Item 4

                                                     (8)      Shared Dispositive Power   N/A

(9)      Aggregate Amount Beneficially Owned By Each Reporting Person    N/A  Please see Item 4 and Attachment A

(10)     Check If The Aggregate Amount In Row (11) Excludes Certain Shares--- Not Applicable

(11)     Percent Of Class Represented By Amount In Row (11)     Exit Filing

(12)     Type Of Reporting Person                  N/A

CUSIP No.  683399109                                                                    Page 6 of 17 pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma Partners, LLC
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           See Item 4
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         N/A
Person With
                                                     (7)      Sole Dispositive Power      See Item 4

                                                     (8)      Shared Dispositive Power    N/A

(9)      Aggregate Amount Beneficially Owned By Each Reporting Person --- Please see Item 4 and Attachment A

(10)     Check If The Aggregate Amount In Row (11) Excludes Certain Shares   --- Not Applicable

(11)     Percent Of Class Represented By Amount In Row (11)  ----   Exit Filing

(12)     Type Of Reporting Person                  N/A

CUSIP No.  683399109                                                                    Page 7 of 17 pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta/Chase BioPharma Management, LLC
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group         ----     NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         See Item 4
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       N/A
Person With
                                                     (7)      Sole Dispositive Power    See Item 4

                                                     (8)      Shared Dispositive Power  N/A

(9)      Aggregate Amount Beneficially Owned By Each Reporting Person  --- Please see Item 4 and Attachment A

(10)     Check If The Aggregate Amount In Row (11) Excludes Certain Shares ---- Not Applicable

(11)     Percent Of Class Represented By Amount In Row (11)  ----  Exit Filing

(12)     Type Of Reporting Person                  N/A
------------------------------------------------------------------------------------------------------------

CUSIP No.  683399109                                                                     Page 8 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group          --- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power         N/A
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       See Item 4
Person With
                                                     (7)      Sole Dispositive Power    N/A

                                                     (8)      Shared Dispositive Power  See Item 4

(9)      Aggregate Amount Beneficially Owned By Each Reporting Person  ---Please see Item 4 and Attachment A

(10)     Check If The Aggregate Amount In Row (11) Excludes Certain Shares  --- Not Applicable

(11)     Percent Of Class Represented By Amount In Row (11)      Exit Filing

(12)     Type Of Reporting Person

                  N/A
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683399109                                                                      Page 9 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group          --- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power           N/A
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         See Item 4
Person With
                                                     (7)      Sole Dispositive Power      N/A

                                                     (8)      Shared Dispositive Power    See Item 4

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person ---  Please see Item 4 and Attachment A

  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares --- Not Applicable

  (11)   Percent Of Class Represented By Amount In Row (11)  --- Exit Filing

  (12)   Type Of Reporting Person

                  N/A
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683399109                                                                      Page 10 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group             NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power          N/A
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        See Item 4
Person With
                                                     (7)      Sole Dispositive Power     N/A

                                                     (8)      Shared Dispositive Power   See  Item 4

(9)    Aggregate Amount Beneficially Owned By Each Reporting Person ----Please see Item 4 and Attachment A

(10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  ---- Not Applicable

(11)   Percent Of Class Represented By Amount In Row (11)     Exit Filing

(12)   Type Of Reporting Person

                  N/A
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  683399109                                                                     Page 11 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group          --- NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power         N/A
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       See Item 4
Person With
                                                     (7)      Sole Dispositive Power    N/A

                                                     (8)      Shared Dispositive Power  See Item 4

(9)    Aggregate Amount Beneficially Owned By Each Reporting Person   Please see Item 4 and Attachment A

(10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares --- Not Applicable

(11)   Percent Of Class Represented By Amount In Row (11)     Exit Filing

(12)   Type Of Reporting Person

                  N/A
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  683399109                                                             Page 12 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power            N/A
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power          See Item 4
Person With
                                                     (7)      Sole Dispositive Power       N/A

                                                     (8)      Shared Dispositive Power     See Item 4

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person   Please see Item 4 and Attachment A

  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares   Not Applicable

  (11)   Percent Of Class Represented By Amount In Row (11)   Exit Filing

  (12)   Type Of Reporting Person

                  N/A
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683399109                                                                      Page 13 of 17 Pages
------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Marino Polestra
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 NOT APPLICABLE

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
                                        Please see Item 4 and Attachment A
Number Of Shares                                     (5)      Sole Voting Power         N/A
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       See Item 4
Person With
                                                     (7)      Sole Dispositive Power    N/A

                                                     (8)      Shared Dispositive Power  See Item 4


  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person    Please see Item 4 and Attachment A

  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  --- Not Applicable

  (11)   Percent Of Class Represented By Amount In Row (11)   Exit Filing

  (12)   Type Of Reporting Person

                  N/A
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: Onyx Pharmaceuticals, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  One Cambridge Center
                  Cambridge, MA  02142


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta BioPharma Partners, L.P. ("ABP")
         Alta BioPharma Management Partners, LLC. ("ABMP")
         Alta Embarcadero BioPharma Partners, LLC ("AEBP")
         Onyx Chase Partners (Alta Bio), LLC  ("OCP")
         Alta/Chase BioPharma Management, LLC ("ACMP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")
         Marino Polestra ("MP")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ABP      -       Delaware
                           ABMP             Delaware
                           AEBP             California
                           OPCP             Delaware
                           ACMP             Delaware

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States
                           MP               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  683399109

(f)      Item 3.  Not applicable.

Item 4         Ownership.
                             NO LONGER A 5% SHAREHOLDER IN ONYX PHARMACEUTICALS, INC.

                                        Please see Item 4 and Attachment A
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
                                         AP         ABP         ABMP         AEBP         OCP           ACMP
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(a)     Beneficial Ownership          681,111     423,369      423,369      15,957      241,785        241,785
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(b)     Percentage of Class             3.8%        2.4%        2.4%        0.09%         1.3%          1.3%
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(c)     Sole Voting Power             681,111     423,369      423,369      15,957      241,785        241,785
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
        Shared Voting Power             -0-         -0-          -0-         -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
        Sole Dispositive Power        681,111     423,369      423,369      15,957      241,785        241,785
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
        Shared Dispositive Power        -0-         -0-          -0-         -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
                                         JD          GG          DJ           AM           GN            MP
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(a)     Beneficial Ownership          681,111     681,111      681,111     681,111      681,111        681,111
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(b)     Percentage of Class             3.8%        3.8%        3.8%         3.8%         3.8%          3.8%
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
        Shared Voting Power           681,111     681,111      681,111     681,111      681,111        681,111
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
        Shared Dispositive Power      681,111     681,111      681,111     681,111      681,111        681,111
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

Item 5.        Ownership of Five Percent or Less of a Class

Exit Filing  --- No longer 5% Shareholder.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not Applicable

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 2, 2001

Alta Partners                                                 Alta BioPharma Partners, L.P.

                                                              By:  Alta BioPharma Management Partners, LLC


By:      /s/ Jean Deleage                                     By:      /s/ Alix Marduel
         -----------------------                                  -------------------------------
         Jean Deleage, President                                  Alix Marduel, Managing Director


Alta BioPharma Management Partners, LLC                       Alta Embarcadero BioPharma Partners, LLC



By:      /s/ Alix Marduel                                     By:      /s/ Jean Deleage
         -----------------------                                  -------------------------------
         Alix Marduel, Member                                          Jean Deleage, Member


Onyx Chase Partners (Alta Bio), LLC                           Alta/Chase BioPharma Management, LLC

By: Alta/Chase BioPharma Management, LLC


By:      /s/ Alix Marduel                                     By:  /s/ Alix Marduel
         -----------------------                                  -------------------------------
         Alix Marduel, Member                                          Alix Marduel, Member




         /s/  Jean Deleage                                         /s/  Guy Nohra
         -----------------------                                  -------------------------------
         Jean Deleage                                                  Guy Nohra


         /s/ Garrett Gruener                                      /s/ Marino Polestra
         -----------------------                                  -------------------------------
         Garrett Gruener                                               Marino Polestra


         /s/  Daniel Janney                                            /s/ Alix Marduel
         Daniel Janney                                                 Alix Marduel


                                                     Exhibit A

                                             Agreement of Joint Filing

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 2, 2001


Alta Partners                                                 Alta BioPharma Partners, L.P.

                                                              By:  Alta BioPharma Management Partners, LLC


By:      /s/ Jean Deleage                                     By: /s/ Alix Marduel
         -----------------------                                  -------------------------------
         Jean Deleage, President                                  Alix Marduel, Managing Director


Alta BioPharma Management Partners, LLC                       Alta Embarcadero BioPharma Partners, LLC



By:      /s/ Alix Marduel                                     By: /s/  Jean Deleage
         -----------------------                                  -------------------------------
         Alix Marduel, Member                                          Jean Deleage, Member


Onyx Chase Partners (Alta Bio), LLC                           Alta/Chase BioPharma Management, LLC

By: Alta/Chase BioPharma Management, LLC


By:      /s/ Alix Marduel                                     By:  /s/ Alix Marduel
         -----------------------                                  -------------------------------
         Alix Marduel, Member                                          Alix Marduel, Member




         /s/ Jean Deleage                                         /s/  Guy Nohra
         -----------------------                                  -------------------------------
         Jean Deleage                                                  Guy Nohra


         /s/ Garrett Gruener                                      /s/  Marino Polestra
         -----------------------                                  -------------------------------
         Garrett Gruener                                               Marino Polestra


         /s/  Daniel Janney                                       /s/  Alix Marduel
         -----------------------                                  -------------------------------
         Daniel Janney                                                 Alix Marduel


Attachment A

NO LONGER A 5% SHAREHOLDER IN ONYX PHARMACEUTICALS, INC.


Alta Partners provides investment advisory services to several venture capital funds including, Alta BioPharma Partners L.P., Onyx Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC. Alta BioPharma Partners L.P. beneficially owns 423,369 shares of Common Stock. Onyx Chase Partners (Alta Bio) LLC beneficially owns 241,785 shares of Common Stock. Alta Embarcadero BioPharma Partners, LLC beneficially owns 15,957 shares of Common Stock. The respective general partner and managing members of Alta BioPharma Partners, L.P., Onyx Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

On 8/18/00, 8/24/00 and 8/25/00:
      Alta BioPharma Partners, L.P. sold a total of 267,282 shares of Common Stock
      Onyx Chase Partners (Alta Bio) LLC sold a total of 152,643 shares of Common Stock.
      Alta Embarcadero BioPharma Partners, LLC sold a total of 10,075 shares of Common Stock.

The principals of Alta Partners are members of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and Alta/Chase BioPharma Management LLC (which is the managing member of Onyx Chase Partners (Alta Bio), LLC) and Alta Embarcadero BioPharma Partners, LLC. As general partners and managing members of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.